Exhibit 99.1

RESTORATION HARDWARE, INC. REPORTS PRELIMINARY FIRST

QUARTER RESULTS AND UPDATES GUIDANCE

Corte Madera, Calif., May 9, 2007 – Restoration Hardware, Inc. (Nasdaq:RSTO) today announced preliminary results for the first quarter ended May 5, 2007 and updated guidance for the second quarter and full year of fiscal 2007.

The Company expects first quarter net revenues to be approximately $142 million, reflecting growth of 7% compared to net revenues of $133 million in the first quarter of fiscal 2006. In addition, the company expects operating margins in the range of -7.7 to -8.5 percent compared to operating margins of -2.6 percent in last year’s first quarter.

“Our preliminary results for the first quarter are lower than our expectations due to two primary factors,” stated Gary Friedman, President and Chief Executive Officer. “First, April sales were below plan. The shortfall occurred primarily in our outdoor and seasonal businesses with the majority concentrated in the Eastern region of the country. We believe this is predominantly due to the fact that our second Outdoor catalog mailing dropped on April 5th during adverse weather conditions in the East. Additionally, we continue to see general softness across our business due to the challenging home furnishings environment. Second, we completed the planned retrofitting of our furniture Distribution Centers, which resulted in higher than anticipated costs during the quarter.”

Mr. Friedman continued, “We have implemented cost reduction strategies to lower expenses over the balance of the year, including the renegotiation of key components of our catalog production costs. Although our first half results will be below expectations, we believe our cost reduction efforts will enable us to recover a substantial part of the first half shortfall and still deliver improved operating earnings for the year. While we are encouraged that the initial response to the May 3rd drop of our Outdoor catalog is meeting expectations, our outlook for the second quarter remains cautious.”

The Company expects the following earnings results for the first quarter of fiscal 2007:

•	Operating margins in the range of -8.5 to -7.7 percent

•	Earnings before interest, taxes, depreciation & amortization (EBITDA) in the range of -$6.5 million to -$5.5 million

•	Earnings per diluted share in the range of -$0.36 to -$0.34

•	Inventory increase in the range of 13 to 14 percent over fiscal 2006 first quarter

The Company provides the following guidance for the second quarter of fiscal 2007:

•	Total revenues in the range of $195 million to $199 million, an increase of 9% to 11% over fiscal 2006.

•	Operating margins in the range of -1.0 to 0.0 percent

•	Earnings before interest, taxes, depreciation & amortization (EBITDA) in the range of $3.5 million to $5.5 million

•	Interest expense in the range of $2.3 million to $2.4 million

•	Effective tax rate of close to zero

•	The weighted average share count is estimated at approximately 39 million shares

•	Inventory increase in the range of 25 to 30 percent over fiscal 2006 second quarter

•	Earnings per diluted share in the range of -$0.12 to -$0.06

The Company provides the following guidance for full year fiscal 2007:

•	Total revenues in the range of $780 million to $793 million, an increase of 9% to 11% over fiscal 2006

•	Operating margins in the range of 1.4 to 1.8 percent

•	Earnings before interest, taxes, depreciation & amortization (EBITDA) in the range of $34.1 million to $37.5 million

•	Interest expense in the range of $8.6 million to $8.9 million

•	Effective annual tax rate of 40 percent

•	The weighted average share count is estimated at approximately 40 million shares

•	Inventory increase in the range of 11 to 13 percent over fiscal 2006

•	Capital expenditures in the range of $15 million to $18 million

•	Earnings per diluted share in the range of $0.03 to $0.09

Separately, the Company announced that it successfully closed a $265 million amended credit facility, consisting of a $175 million revolving credit facility, a $15 million fully funded term loan, and a $75 million accordion, which will provide greater financial flexibility to accommodate future growth.

Chris Newman, Chief Financial Officer of Restoration Hardware, stated, “The renegotiation of our credit facility has reduced interest costs compared to the prior facility and will provide us with greater financial flexibility. This is particularly important as we execute our supply chain initiatives over the next 2-3 years and continue to pursue our growth plans.”

Non-GAAP Financial Measures:

This release makes reference to certain financial measures that are non-GAAP, including (i) EBITDA guidance for the first quarter of fiscal 2007 of between -$6.5 million and -$5.5 million, (ii) EBITDA guidance for the second quarter of fiscal 2007 of between $3.5 million and $5.5 million and (iii) EBITDA guidance for the full year of fiscal 2007 of between $34.1 million and $37.5 million.

The Company believes that the use of EBITDA allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner. EBITDA is a widely used financial metric to assess cash flow. “EBITDA” consists of earnings before interest, taxes, depreciation and amortization. EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP. The most closely analogous GAAP financial measure to EBITDA is net (loss) income for the applicable period.

A table setting forth a reconciliation of projected EBITDA to projected net (loss) income is set forth below (in millions).

	Q1 13 weeks ending 5/5/07 (Projected)		Q2 13 weeks ending 8/4/07 (Projected)		52 weeks ending 2/2/08 (Projected)
	Low end of range	High end of range	Low end of range	High end of range	Low end of range	High end of range
Net income (loss): GAAP	$(14.1)	$(13.1)	$(4.5)	$(2.4)	$1.3	$3.5
Add: Interest expense	2.0	2.0	2.4	2.3	8.9	8.6
Add: Income tax expense	0.1	0.1	0.1	0.1	0.8	2.3
Add: Depreciation and amortization expense	5.5	5.5	5.5	5.5	23.1	23.1

Earnings before interest, taxes, depreciation and amortization (EBITDA): Non-GAAP	$(6.5)	$(5.5)	$3.5	$5.5	$34.1	$37.5

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware, gifts and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of May 9, 2007, the Company operated 103 retail stores and eight outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to the expected benefits of the Company’s cost reduction efforts, statements regarding the Company’s guidance for the full year of fiscal 2007 and the first and second quarters of fiscal 2007, including but not limited to total revenues and EBITDA, statements relating to the reasons the Company’s sales during April 2007 were below expectations, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-K for the fiscal year ended February 3, 2007, in Part I, Item 1A thereof (“Risk Factors”), in Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and in Part II, Item 9A thereof (“Controls and Procedures”). Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.